Exhibit 4.2

THIS THIRD SUPPLEMENTAL INDENTURE, dated as of February 13, 2008, is between ALTRIA GROUP, INC. (formerly known as Philip Morris Companies Inc.), a Virginia corporation (hereinafter called the “Company”), having its principal office at 120 Park Avenue, New York, New York 10017, and THE BANK OF NEW YORK (as successor in interest to JPMorgan Chase Bank, formerly known as Chemical Bank), a New York corporation, as trustee (hereinafter called the “Trustee”).

RECITALS

The Company and the Trustee are parties to an Indenture, dated as of August 1, 1990, as supplemented and amended by a First Supplemental Indenture, dated as of February 1, 1991 and a Second Supplemental Indenture, dated as of January 21, 1992 (collectively, the “Indenture”), relating to the issuance from time to time by the company of its Debt Securities on terms to be specified at the time of issuance. Capitalized terms herein, not otherwise defined, shall have the meanings given them in the Indenture.

The Company has requested that the Trustee join with it in the execution and delivery of this Third Supplemental Indenture in order to amend Article Eight of the Indenture to clarify the applicability of such article to the Company’s proposed distribution to its stockholders of 100% of the outstanding common stock of Philip Morris International Inc., a Virginia corporation.

As required by Section 902 of the Indenture, the Company has obtained the consents, pursuant to an Offer to Purchase and Consent Solicitation Statement, dated January 31, 2008 (the “Offer to Purchase”), of holders of at least a majority of the outstanding aggregate principal amount of the 7.650% Notes due 2008 (CUSIP - 718154CC9) (the “Notes”) to amend the Indenture as set forth herein and to execute and deliver this Third Supplemental Indenture.

The Company has furnished the Trustee with an Opinion of Counsel complying with the requirements of Section 903 of the Indenture, stating that the execution of this Third Supplemental Indenture is authorized or permitted by the Indenture, and has delivered to the Trustee a Board Resolution authorizing the execution and delivery of this Third Supplemental Indenture and an Officer’s Certificate, together with such other documents as may have been required by Section 102 of the Indenture.

All things necessary to make this Third Supplemental Indenture a valid agreement of the Company and the Trustee and a valid amendment of and supplement to the Indenture have been done.

NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of Securities, as follows:

A. AMENDMENT TO THE INDENTURE

1. Section 801 of the Indenture is amended to read in its entirety as follows:

(a)    The Company shall not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person unless:

(1)    the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer the properties and assets of the Company substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee for each series of Securities, in form satisfactory to each such Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, (including all additional amounts, if any, payable pursuant to Sections 516 or 1011) on all the Securities and any related coupons and the performance of every covenant of this Indenture on the part of the Company to be performed or observed;

(2)    immediately after giving effect to such transaction, no Event of Default with respect to any series of Securities, and no event which, after notice or lapse of time, or both, would become an Event of Default with respect to any series of Securities, shall have happened and be continuing;

(3)    the successor corporation assuming the Securities and coupons shall have agreed, by supplemental indenture, to indemnify the individuals liable therefor for the amount of United States federal estate tax paid solely as a result of such assumption in respect of Securities and coupons held by individuals who are not citizens or residents of the United States at the time of their death; and

(4)    the Company has delivered to the Trustee for each series of Securities an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b)    For purposes of the provisions of Section 801(a), the distribution by the Company to its stockholders of 100% of the shares of Common Stock of PMI shall be deemed not to be a conveyance or transfer of the properties and assets of the Company substantially as an entirety and shall be exempted from any determination as to whether a conveyance or transfer (or series of conveyances or transfers) constitutes the conveyance or transfer of the properties and assets of the Company substantially as an entirety.

(c)    For purposes of Section 801, the following terms shall have the meanings ascribed to them:

“Common Stock of PMI” means the common stock, no par value per share, of PMI.

“PMI” means Philip Morris International Inc., a Virginia corporation.

B. GENERAL PROVISIONS

1. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same, except for the recital indicating the Trustee’s approval of the form of this Third Supplemental Indenture. The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture.

2. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

3. All provisions of this Third Supplemental Indenture shall be deemed to be incorporated in, and made part of, the Indenture; and the Indenture, as supplemented by this Third Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

4. The Trustee accepts the trust created by the Indenture, as supplemented by this Third Supplemental Indenture, and agrees to perform the same upon the terms and conditions in the Indenture, as supplemented by this Third Supplemental Indenture.

5. This Third Supplemental Indenture shall become effective upon the execution thereof by the Company and the Trustee. The provisions of this Third Supplemental Indenture shall become operative on the first date that the Company (a) accepts for payment Notes and/or consents representing a majority in aggregate principal amount of the Notes pursuant to the Offer to Purchase and (b) provides notice of such acceptance to the Trustee.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date and year first above written.

ALTRIA GROUP, INC.

By:	/s/ Amy J. Engel
Name: Amy J. Engel
Title: Vice President and Treasurer

THE BANK OF NEW YORK, as Trustee

By:	/s/ Christopher Greene
Name: Christopher Greene
Title: Vice President

[Signature page to Third Supplemental Indenture]